Leatt Corp Reports Financial Results for the 2013 First Quarter

CAPE TOWN, South Africa, May 14, 2013 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the first quarter ended March 31, 2013. Leatt is a global developer, marketer and distributor of personal protective equipment for all forms of sports, especially extreme motor sports; products include the flagship Leatt-Brace®, a widely recognized neck brace system designed to help prevent potentially devastating injuries to the cervical spine (neck) for helmeted sports. All financial numbers are in US dollars.

CEO Sean Macdonald commented, “The first quarter of 2013 continued our transition from a largely one-product company dominated by our popular and globally-known Leatt-Brace neck brace system, to a diverse consumer sporting products company with multiple product lines for a wide-range of sports, including our traditional motor sports and mountain biking, but expanding to protect the lives and limbs of more athletes in more disciplines. As we previously noted, this transition has included a variety of new product introductions, expansions into new markets, the re-working of distribution channels and bringing new OEM distributors on board, all of which impact our results.

Overall sales were down slightly (about 2 percent) year over year, due in part to the sales mix, an abnormally frigid European winter and a sluggish European economy, together with our decision to reduce prices on certain older Brace models to move inventory and make space for our newer models. However, we believe that renewed strength in global economies, the strong, worldwide market acceptance of our Body Protection products (evidenced by a 119% increase in revenues as compared to the 2012 period) and increased sales of our hydration and cooling products during the 2013 period demonstrate that our new, more extensive consumer products strategy has put us on the right track for growth and expansion going forward.”

First Quarter Highlights

  Leatt Chest Protector Pro Lite® was named 2012 Product of the Year by Transworld Motocross magazine

  Body Protection revenues were $1.2 million compared to $561,000 in first quarter of 2012, representing a 155% increase in the volume of Body Protection products sold over 2012

First Quarter 2013 Financial Performance

For the three months ended March 30, 2013, revenues were $3.25 million, with a net loss of $754,741, or $ 0.14 loss per share, as compared to $3.3 million, with net loss of $174,052, or $ 0.03 loss per share, for the first quarter of 2012. While the general economic conditions are improving in our largest market, the United States, as well as in Asia and South America, a relatively low level of consumer confidence in Europe, which has historically accounted for 30% of Brace sales, resulted in a drag on sales. Despite these issues, we believe that our continued product development efforts will result in positive year-over-year growth in the latter half of the year.

Mr. Macdonald went on to say, “I am pleased to report that our cash and cash equivalents increased by $172,868 to $840,539 at the end of the quarter, in keeping with one of our highest priorities to strengthen our financial position as we approach new products and new markets. Our current ratio was at 4.34, versus 3.17 at the end of 2012 and we still have no long-term debt.

Due to the seasonal nature of almost all consumer product marketing and sales, our quarterly revenue is likely to be lowest in the first three quarters and highest in the fourth quarter. We should also note that the sales mix in the first quarter reflects the sale of more standard-margin body protection products, reduced pricing on our older brace models, and fewer premium-margin newer-model braces. We decided to reduce prices on certain older brace models in order to update our inventory and clear the pipeline for newer models. Higher freight and shipping costs largely due to higher fuel costs also contributed to lower overall gross profit margins. We continue to evaluate all measures to decrease overhead cost and cost of goods sold. We believe our transitional strategy will deliver increasing shareholder value.”

Business Outlook

Mr. Macdonald said: “While the European outlook remains cautious, the United States and Australasian economies appear to be on a steady upturn, which we expect will have a positive impact on our overall revenues for the second half of 2013. We have also identified emerging markets where we see further growth potential. Our goal is to continue to be an innovative company, focused on the development of new designs and new products as well as operational execution. Our transition to a more diverse, more sports oriented company was driven by the global recognition of the quality of our flagship Leatt-Brace neck protection system. We believe that our reputation for innovation has already created consumer interest in our new product lines for a variety of sports and we look forward to an increasingly prosperous 2013.

We have also continued to advance our strategy to enlarge the investor market in the United States and plan to meet with investors this coming June in several principal U.S. cities, including New York and San Francisco.”

Conference Call:

On Thursday, May 16 at 10:00 am ET a conference call will be held to review the Leatt first quarter 2013 results. Interested parties should dial into the call ten minutes before the scheduled time using the following numbers: 1-877-317-6789 (USA) or +1-412-317-6789 (international) to access the call.

Audio Webcast:

There will also be a simultaneous live webcast through the Company’s website, www.leattcorp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (USA) or +1-858-384-5517 (international) and using passcode 10028816.

For those unable to attend to the live webcast, it will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corporation

Leatt Corporation develops, distributes and markets personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com | www.leatt.com

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt-brace.com
+ (27) 21 557 7257

Allen & Caron, Inc.
Michael Mason (Investors)
michaelm@allencaron.com
(212) 691-8087

Len Hall (Media)
len@allencaron.com
(949) 474-4300

- Financial Tables Follow -

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31 2013	December 31 2012
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$840,539	$667,671
Short-term investments	311,382	311,263
Accounts receivable	2,303,503	3,532,811
Inventory	3,049,198	3,770,932
Payments in advance	136,160	168,710
Deferred tax asset	47,000	47,000
Prepaid expenses and other current assets	704,173	874,113
Total current assets	7,391,955	9,372,500

Property and equipment, net	998,627	1,127,707

Other Assets
Deposits	42,077	44,495
Intangible assets	102,273	111,358
Total other assets	144,350	155,853

Total Assets	$8,534,932	$10,656,060

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,018,411	$2,000,554
Income taxes payable	113,501	115,000
Short term loan, net of finance charges	570,961	837,721
Total current liabilities	1,702,873	2,953,275

Deferred tax liabilities	37,440	38,000

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,200,623 shares issued and outstanding	130,008	130,008
Additional paid - in capital	7,302,352	7,302,352
Accumulated other comprehensive income	48,810	164,235
Retained earnings (accumulated deficit)	(689,551)	65,190
Total stockholders' equity	6,794,619	7,664,785

Total Liabilities and Stockholders' Equity	$8,534,932	$10,656,060

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended
	March 31
	2013	2012
	Unaudited	Unaudited

Revenues	$3,248,047	$3,322,695

Cost of Revenues	1,653,034	1,457,181

Gross Profit	1,595,013	1,865,514

Product Royalty Income	37,462	34,175

Operating Expenses
Salaries and wages	579,140	511,016
Commissions and consulting expenses	123,173	135,784
Professional fees	364,595	242,001
Advertising and marketing	326,637	231,389
Office rent and expenses	73,403	78,332
Research and development costs	288,858	265,462
General and administrative expenses	541,173	519,217
Depreciation	94,026	107,343
Total operating expenses	2,391,005	2,090,544

Loss from Operations	(758,530)	(190,855)

Other Income
Interest and other income, net	3,789	17,763
Total other income	3,789	17,763

Loss Before Income Taxes	(754,741)	(173,092)

Income Taxes	-	960
Net Loss Available to Common Shareholders	$(754,741)	$(174,052)

Net Loss per Common Share
Basic	$(0.14)	$(0.03)
Diluted	$(0.14)	$(0.03)

Weighted Average Number of Common Shares Outstanding
Basic	5,200,623	5,200,623
Diluted	5,200,623	5,200,623

Comprehensive Loss
Net Ioss	$(754,741)	$(174,052)
Other comprehensive income (loss), net of $-0- deferred income taxes	-	-
Foreign currency translation	(115,425)	128,309

Total Comprehensive Loss	$(870,166)	$(45,743)

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

	2013	2012
Cash flows from operating activities
Net loss	$(754,741)	$(174,052)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	94,026	107,343
Deferred income taxes	(560)	411
Stock-based compensation	-	10,325
Bad debts	7,787	-
(Gain) loss on sale of property and equipment	(2,844)	4,450
(Increase) decrease in:
Accounts receivable	1,221,521	1,242,957
Inventory	721,734	61,157
Payments in advance	32,550	(64,305)
Prepaid expenses and other current assets	169,940	256,188
Income tax refunds receivable	-	(1,990)
Deposits	2,418	(623)
Increase (decrease) in:
Accounts payable and accrued expenses	(982,143)	(699,819)
Income taxes payable	(1,499)	(148,000)
Net cash provided by operating activities	508,189	594,042

Cash flows from investing activities
Capital expenditures	(30,265)	(14,121)
Proceeds from sale of property and equipment	2,844	5,253
Increase in short-term investments, net	(119)	(153)
Net cash used in investing activities	(27,540)	(9,021)

Cash flows from financing activities
Repayments of short-term loan, net	(266,760)	(264,433)
Net cash used in financing activities	(266,760)	(264,433)

Effect of exchange rates on cash and cash equivalents	(41,021)	65,609

Net increase in cash and cash equivalents	172,868	386,197

Cash and cash equivalents - beginning of quarter	667,671	1,084,806

Cash and cash equivalents - end of quarter	$840,539	$1,471,003

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$4,033	$3,637

Cash paid for income taxes	$1,499	$960

Other noncash investing and financing activities

Common stock issued for services	$-	$10,325